Exhibit (g)(7)

AMENDMENT TO THE GLOBAL CUSTODY AND ACCOUNTING SERVICES AGREEMENT

This amendment (the “Amendment”), dated and effective as of December 14, 2021, to the Global Custody and Accounting Services Agreement, dated June 18, 2018 (the “Agreement”), between Artisan Partners Funds, Inc. on behalf of itself (the “Customer”) and each of its series listed on Annex B (each, a “Fund” and collectively, the “Funds”), and JPMorgan Chase Bank, N.A. (“J.P. Morgan”). Although J.P. Morgan and the Customer have executed the Agreement in the form of a master agreement for administrative convenience, except as expressly provided in the Agreement, as amended herein, this Agreement shall create a separate Agreement for each Fund as though J.P. Morgan had executed a separate Agreement with that Fund. No rights, responsibilities or Liabilities of any Fund shall be attributed to any other Fund.

RECITALS

WHEREAS, the Customer and J.P. Morgan (collectively, the “Parties”) entered into the Agreement; and

WHEREAS, pursuant to Section 10.3, the Parties now wish to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

AGREEMENT

1.	Definitions. Terms defined in the Agreement shall, unless otherwise defined herein, bear the same respective meanings in this Amendment.

2.	Amendments. The Agreement shall be amended as follows:

a.	Section 9.1(a) of the Agreement shall be deleted and replaced in its entirety with the following:

The initial term of this Agreement shall be for a period of five (5) years from January 1, 2022. Following the initial term, the Customer may terminate, without penalty, this Agreement in whole or with respect to one or more Funds (regardless of such Fund’s Funding Date (as defined below)) by giving not less than ninety (90) days’ notice to J.P. Morgan, and J.P. Morgan may terminate this Agreement by giving not less than one hundred and eighty (180) days’ prior written notice to the Customer.

b.	Section 9.1(b) of the Agreement shall be amended by the addition of the following subsection (vii) immediately following subsection (vi):

(vii)

Notwithstanding anything herein to the contrary, with respect to the Type B Funds (as identified on Annex B hereto), effective from the first anniversary of the date J.P. Morgan first holds Financial Assets and/or cash in custody for a Type B Fund (a “Funding Date”) to the second anniversary of the Funding Date of such Type B Fund, the Customer may terminate this Agreement immediately with respect to such Type B Fund without paying the termination fee set forth in Section 9.1(b)(vi) above if, as reasonably determined by the Customer, J.P. Morgan is unable to meet the requirements mutually agreed upon between the parties pertaining to local market availability, entry and cash support in non-US jurisdictions specified by the Customer, and J.P. Morgan is unable to remediate and meet such requirements within ninety (90) days from the date the Customer notifies J.P. Morgan in writing of the requirements not being met.

c.	List of Funds. The existing Annex B of the Agreement shall be deleted and replaced in its entirety with Exhibit I hereto.

d.	Except as otherwise set forth in this Amendment, the Agreement is confirmed and shall remain in full force and effect.

3.

Representations. Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.

Entire Agreement. This Amendment and the Agreement and any documents referred to in each of them, constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Agreement, then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail.

5.	Counterparts. This Amendment may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

6.

Law and Jurisdiction. This Amendment shall be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws.

[Signature page follows]

IN WITNESS OF THE FOREGOING, the undersigned have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

ARTISAN PARTNERS FUNDS, INC., ON BEHALF OF ITSELF AND THE ENTITIES LISTED ON ANNEX B		JPMORGAN CHASE BANK, N.A.

By:	/s/ Shannon Jagodinski	By:	/s/ Carl Mehldau

Name:	Shannon Jagodinski	Name:	Carl Mehldau

Title:	VP, CFO & Treasurer	Title:	Vice President

Date:	December 14, 2021	Date:	December 14, 2021

EXHIBIT I

ANNEX B

List of Funds

Artisan Developing World Fund

Artisan Floating Rate Fund

Artisan Focus Fund

Artisan Global Discovery Fund

Artisan Global Equity Fund

Artisan Global Opportunities Fund

Artisan Global Value Fund

Artisan High Income Fund

Artisan International Fund

Artisan International Small-Mid Fund

Artisan International Value Fund

Artisan Mid Cap Fund

Artisan Mid Cap Value Fund

Artisan Select Equity Fund

Artisan Small Cap Fund

Artisan Sustainable Emerging Markets Fund

Artisan Value Fund

Artisan Value Income Fund

Type B Funds:

Artisan Emerging Markets Debt Opportunities Fund

Artisan Global Unconstrained Fund

4